UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 27, 2014

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 683-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2014, the Board of Directors of AXT, Inc. (the “Company”) approved a new form of Indemnification Agreement (the “Indemnification Agreement”) to be used by the Company with respect to its directors and officers. The Indemnification Agreement is a single standard form for each of the Company’s directors and officers and replaces the form of indemnification agreement in use by the Company since 1998. For each of the current directors and officers who had entered into the Company’s previous form of indemnification agreement, the entry into the Indemnification Agreement will replace and supersede the previous indemnification agreement with the Company.

Under the Indemnification Agreement, the Company indemnifies the indemnitee to the fullest extent permitted by applicable law if the indemnitee is, or is threatened to be made, a party to any proceeding that relates to the indemnitee’s services to the Company or any other entity to which the indemnitee provides services at the Company’s request, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. The Indemnification Agreement provides these indemnification rights with respect to third-party proceedings and proceedings brought by or in the right of the Company, or “derivative actions.” The Indemnification Agreement also obligates the Company to advance expenses incurred in connection with any proceeding covered by the Indemnification Agreement to the extent that the advancement is not prohibited by law, subject to repayment by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Indemnification Agreement for directors and officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Morris S. Young
Morris S. Young Chief Executive Officer

Date: October 27, 2014